UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2014 (June 30, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2014, the due diligence period expired relating to the potential acquisition by American Realty Capital – Retail Centers of America, Inc. (the “Company”) of Northwoods Marketplace power center, located in North Charleston, South Carolina (the “Property”). Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the contract of sale, dated as of June 11, 2014, which included other customary conditions to closing. The contract of sale contains customary representations and warranties by DRA-RCG North Charleston SPE LLC (the “Seller”). The Seller does not have a material relationship with the Company and the acquisition will not be an affiliated transaction. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition will be consummated.

The Property contains 236,078 rentable square feet and is 97% leased to 23 tenants. Six tenants, Best Buy, Inc. (NYSE: BBY), Big Lots, Inc. (NYSE: BIG), Barnes & Noble, Inc. (NYSE: BKS), Michaels Stores, Inc., PetSmart, Inc. (NASDAQ: PETM) and Old Navy, LLC, a subsidiary of The Gap, Inc. (NYSE: GPS), represent approximately 57% of the annualized rental income of the Property.

The lease to Best Buy, Inc., which is rated by major credit rating agencies, contains 43,278 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in November 2018. The lease contains no rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.4 million.

The lease to Big Lots, Inc., which is rated by major credit rating agencies, contains 34,000 rentable square feet. The lease commenced in October 2010, has a 7-year term and expires in January 2018. The lease contains no rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Barnes & Noble, Inc. contains 25,046 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in February 2019. The lease contains no rental escalations and no renewal options. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to Michaels Stores, Inc. contains 23,327 rentable square feet. The lease commenced in August 1998, has a 20-year term and expires in February 2018. The lease contains no rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to PetSmart, Inc., which is rated by major credit rating agencies, contains 17,445 rentable square feet. The lease commenced in November 2013, has a 10-year term and expires in November 2023. The lease contains a rental escalation of 6.9% in 2018. The lease contains four renewal options of five years each.  The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Old Navy, LLC, a subsidiary of The Gap, Inc., which is rated by major credit rating agencies, contains 15,728 rentable square feet. The lease commenced in September 1999, has a 17-year term and expires in September 2016. The lease contains no rental escalations. The lease contains two renewal options of five years each.  The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The contract purchase price of the Property is approximately $35.0 million, exclusive of closing costs. The Company intends to fund approximately 45% of the purchase price with proceeds from the Company’s ongoing initial public offering and the remainder through financing on the Property. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: July 2, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors